Exhibit 21.1

ON SEMICONDUCTOR CORPORATION

List of Subsidiaries as of 12/31/07 (1)

SCG (Czech) Holding Corporation {Delaware}

SCG (China) Holding Corporation {Delaware}

Leshan-Phoenix Semiconductor Company Limited [JV] {Leshan, China}

SCG (Malaysia SMP) Holding Corporation {Delaware}

Semiconductor Components Industries, LLC {Delaware}

Semiconductor Components Industries of Rhode Island, Inc. {Rhode Island}

Semiconductor Components Industries International of Rhode Island, Inc. {Rhode Island}

Orange Acquisition Corporation {Delaware}

Semiconductor Components Industries Puerto Rico, Inc. {Delaware}

ON Semiconductor Slovakia a.s. {Slovak Republic}

SCG International Development, LLC {Delaware}

SCG Malaysia Holdings Sdn. Bhd. {Malaysia}

SCG Industries Malaysia Sdn. Bhd. {Malaysia}

ON Semiconductor Technology Malaysia Sdn. Bhd. {Malaysia}

ON Semiconductor Technology Japan Ltd. {Japan}

ON Semiconductor Japan Ltd. {Japan}

ON Semiconductor Philippines, Inc. {Philippines}

SCG Asia Capital Pte. Ltd. {Malaysia}

SCG Czech Design Center s.r.o. {Czech Republic}

ON Semiconductor Czech Republic, s.r.o., legal successor {Czech Republic}

ON Semiconductor Hong Kong Design Limited {Hong Kong, China}[also d/b/a ON Semiconductor]

ON Semiconductor Design (Shanghai) Limited {China}

ON Semiconductor Trading Ltd. {Bermuda}

ON Semiconductor India Private Limited {India}

ON Semiconductor Limited {United Kingdom}

SCG Korea Ltd. {Korea}

ON Semiconductor Canada Trading Corporation {Canada}

ON Semiconductor Germany GmbH {Germany}

ON Semiconductor France SAS {France}

ON Semiconductor Italy S.r.l. {Italy}

Semiconductor Components Industries Singapore Pte Ltd {Singapore}

SCG Hong Kong SAR Limited {Hong Kong, China} [also d/b/a ON Semiconductor]

ON Semiconductor Trading (Shanghai) Limited

ON Semiconductor (Shenzhen) Limited

ON Semiconductor Ireland Research And Design Limited {Ireland}

“{ }”   Denotes jurisdiction

(1)	Listing includes only doing business names and does not include trade names.